Exhibit (a)(1)

CLEARWAY ENERGY, INC.

(Formerly Known as NRG Yield, Inc.)

FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE

3.50% Convertible Senior Notes due 2019

(CUSIP Number: 62942XAA6)

3.25% Convertible Senior Notes due 2020

(CUSIP Number: 62942XAD0)

The offer to purchase described herein will expire at 5:00 p.m., New York City time, on October 9, 2018, unless extended by Clearway Energy, Inc., a Delaware corporation (formerly known as NRG Yield, Inc.) (the “Company”) (such date, as the same may be extended, the “Expiration Date”). Holders of the Notes (as defined below) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Fundamental Change Purchase Price (as defined below). Notes tendered may be withdrawn at any time prior to the Expiration Date.

The Company, in accordance with the Indentures (as defined below), hereby provides this Fundamental Change Notice and Offer to Purchase (as such notice and offer may be amended or supplemented, this “Notice”) to the holders (each, a “Holder”) of the Company’s 3.50% Convertible Senior Notes due 2019 (the “2019 Notes”) and the Company’s 3.25% Convertible Senior Notes due 2020 (the “2020 Notes” and, together with the 2019 Notes, the “Notes”) and offers to repurchase for cash all of the outstanding Notes, subject to the terms and conditions of this Fundamental Change Notice, the applicable Indenture and the Notes (the “Offer”).

This Notice is being provided in connection with the consummation on August 31, 2018 (the “Effective Date”) of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of February 6, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among NRG Energy, Inc. (“NRG”), NRG Repowering Holdings LLC, as the sellers, and GIP III Zephyr Acquisition Partners, L.P., as the buyer (the “Buyer”), pursuant to which the Buyer acquired, directly or indirectly, from the sellers all of the outstanding equity interests of the Company owned by the sellers, subject to the terms and conditions set forth therein (such acquisition, together with the other transactions contemplated by the Purchase and Sale Agreement, the “GIP Transaction”).  The GIP Transaction constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indentures) relating to the Notes. As a result, the conversion rate for the 2019 Notes during the Make-Whole Fundamental Change Period (as defined below) will be increased to 50.3978, as described in more detail below.  However, no increase to the conversion rate for the 2020 Notes will apply as a result of the Make-Whole Fundamental Change because the Stock Price (as defined in the 2020 Indenture (as defined below)) for the 2020 Notes is less than the lowest Stock Price set forth in the make-whole table that appears in Section 11.07(d) of the 2020 Indenture.

Each Holder has, subject to certain conditions, the right to:

(1)           require the Company to repurchase (the “Purchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on October 10, 2018 (as such date may be extended, the “Fundamental Change Purchase Date”), which is the Business Day (as defined in the Indentures) following the Expiration Date, at a purchase price in cash equal to $1,000 per $1,000 principal amount of the Notes being purchased, plus accrued and unpaid interest up to, but excluding the Fundamental Change Purchase Date) (the “Fundamental Change Purchase Price”), as more fully described herein; OR

(2)           elect to convert his or her Notes, as more fully described herein; OR

(3)           retain all of such Holder’s Notes, or any portion thereof not surrendered in connection with the Purchase Right or converted as described herein, pursuant to their terms through maturity (i) on February 1, 2019, in the case of the 2019 Notes, maintaining the right to convert as described herein, and (ii) on June 1, 2020, in the case of the 2020 Notes, maintaining the right to convert as described herein, or in each case, otherwise transfer them in the ordinary course, in each case, as more fully described herein.

As of September 7, 2018, the closing price in the over-the-counter market as quoted on Bloomberg was $1,001.90 per $1,000 principal amount for the 2019 Notes, and $1,000.30 per $1,000 principal amount for the 2020 Notes.

Holders may surrender, and the Company will accept, Notes for repurchase until 5:00 p.m., New York City time on the Expiration Date.  The Fundamental Change Purchase Price for any Notes surrendered for repurchase will be paid by the Company to Wilmington Trust, National Association, as paying agent (the “Paying Agent”), on the later of the Fundamental Change Purchase Date and the time of book-entry transfer or delivery of the Notes.  As of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) or its nominee and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered in accordance with DTC’s applicable procedures. To exercise your Purchase Right to have the Company repurchase your Notes and receive payment of the Fundamental Change Purchase Price, you must have your Notes validly delivered through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system before 5:00 p.m., New York City time, on the Expiration Date. If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Purchase Right and surrender your Notes through the transmittal procedures of DTC. You bear the risk of untimely withdrawal of previously surrendered Notes. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures of DTC.  Unless the Company defaults in making payment of such Fundamental Change Purchase Price on the Notes surrendered for purchase by the Company, interest, if any, on Notes which have been surrendered through the transmittal procedures of DTC and not withdrawn will cease to accrue on and after the Fundamental Change Purchase Date. The Purchase Right is subject, in all respects, to the terms and conditions of the Indentures, the Notes and this Notice, as amended and supplemented from time to time.

Alternatives to the Purchase Right

You May Elect to Convert Your Notes

Under the terms of the Indenture, dated as of February 11, 2014, among the Company, the guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) (as amended and supplemented to the date hereof, the “2019 Indenture”), relating to the 2019 Notes, Holders of the 2019 Notes have a right to convert the 2019 Notes at any time prior to 5:00 p.m., New York City time, on January 30, 2019 (the “2019 Conversion Deadline”), which is the second Scheduled Trading Day (as defined in the 2019 Indenture) immediately preceding the maturity date of February 1, 2019.  Pursuant to the terms of the 2019 Indenture, on July 26, 2018, the Company has made an irrevocable election to settle the conversion of any 2019 Notes validly submitted for conversion on or after August 1, 2018 entirely in cash.  As of the date of this Notice, the conversion rate for the 2019 Notes is 42.9644 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $23.28 per share.  However, because the GIP Transaction constitutes a Make-Whole Fundamental Change under the 2019 Indenture, the conversion rate applicable to 2019 Notes surrendered for conversion at any time from and including August 31, 2018, the date on which the Make-Whole Fundamental Change occurred, up to and including October 9, 2018, the Business Day immediately prior to the Fundamental Change Purchase Date (such period, the “Make-Whole Fundamental Change Period”), shall be increased by Additional Shares, as determined by the Company by reference to the make-whole table in Section 11.07(d) of the 2019 Indenture.  The Company has determined that the Additional Shares per $1,000 principal amount of the 2019 Notes converted during the Make-Whole Fundamental Change Period is equal to 7.4334 Additional Shares and the relevant conversion rate for Holders who elect to convert their 2019 Notes during the Make-Whole Fundamental Change Period will be increased to 50.3978, per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $19.84 per share.  The conversion rate for any 2019 Notes surrendered for conversion after the Make-Whole Fundamental Change Period and prior to the 2019 Conversion Deadline will not be increased by the Additional Shares.  Upon conversion of any 2019 Notes, the Company will pay to the converting Holder on February 1, 2019 cash in an amount in respect of each $1,000 principal amount of 2019 Notes being converted equal to the sum of the Daily Conversion Values (as defined in the 2019 Indenture) for each of the 40 consecutive VWAP Trading Days (as defined in the 2019 Indenture) during the period beginning on, and including, the 42nd Scheduled Trading Day immediately preceding the maturity date of February 1, 2019, in accordance with the 2019 Indenture.

Under the terms of the Indenture, dated as of June 29, 2015, among the Company, Guarantors and the Trustee (as amended and supplemented to the date hereof, the “2020 Indenture” and, together with the 2019 Indenture, the “Indentures”), relating to the 2020 Notes, as a result of the announcement of the GIP Transaction, a condition to conversion has been satisfied. Holders of the 2020 Notes have a right to convert the 2020 Notes at any time prior to 5:00 p.m., New York City time, on October 9, 2018 (the “2020 Conversion Deadline” and, together with the 2019 Conversion Deadline, the “Conversion Deadlines”), which is the Business Day immediately preceding the Fundamental Change Purchase Date.  As of the date of this Notice, the conversion rate for the 2020 Notes is 36.3636 shares of the Company’s Class C common stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”) per $1,000 principal amount of the 2020 Notes, which is equivalent to a conversion price of approximately $27.50 per share.  Upon conversion of any 2020 Notes, the Company will pay or deliver, as the case may be, to the converting Holder, at the Company’s election, cash, shares of Class C Common Stock, or any combination of the foregoing in accordance with the 2020 Indenture. If the Company elects to settle any such conversion in cash or a combination of cash and shares of Class C Common Stock, the Company will pay or deliver, as applicable, the consideration owed to the converting Holder on the third Business Day following the 40 consecutive VWAP Trading Day period beginning on, and including, the third Scheduled Trading Day after the date on which any such Holder elects to convert the 2020 Notes.  If the Company elects to settle any such conversion only in shares of Class C Common Stock, the Company will deliver the applicable shares of Common Stock to the converting Holder on the third Business Day following the date on which any such Holder elects to convert the 2020 Notes.  Although the GIP Transaction constitutes a Make-Whole Fundamental Change under the 2020 Indenture, no increase to the conversion rate for the 2020 Notes will apply as a result of the Make-Whole Fundamental Change because the Stock Price for the Class C Common Stock is less than the lowest Stock Price set forth in the make-whole table that appears in Section 11.07(d) of the 2020 Indenture.

Any Holders who wish to convert Notes must surrender such Notes for conversion no later than the applicable Conversion Deadline and must satisfy the other requirements set forth in the associated Indenture, including complying with the applicable procedures of the DTC for converting a beneficial interest in a global note.  Any Notes surrendered for repurchase pursuant to a Holder’s Purchase Right may be converted in accordance with Article 11 of the applicable Indenture only if the Notes surrendered for repurchase have been validly withdrawn from the election to repurchase in accordance with the terms of the applicable Indenture and the procedures set forth in this Notice.  The name and address of the Conversion Agent are set forth below.

The Company’s Class A Common Stock and Class C Common Stock are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbols “NYLD.A” and “NYLD,” respectively.  On September 7, 2018, the last reported sales price of the Class A Common Stock on the NYSE was $19.59 per share and the last reported sales price of the Class C Common Stock on the NYSE was $19.80 per share. As a result of the change to the Company’s name in connection with the GIP Transaction, new ticker symbols were assigned to the Class A Common Stock and the Class C Common Stock. The Class A Common Stock will trade on the NYSE under the symbol “CWEN.A.” The Class C Common Stock will trade on the NYSE under the symbol “CWEN.”  The Company anticipates that trading under the ticker symbols will begin at the opening of trading on September 17, 2018.

Holders converting the Notes, or who elect to exercise their Purchase Right, will, upon conversion or purchase, as applicable, cease to have any rights with respect to such Notes converted or purchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Based on the closing sale price of the Class C Common Stock on September 7, 2018, the value of the shares of Class C Common Stock you would receive (if the Company elects to satisfy the conversion with shares of Class C Common Stock) if you exercise your conversion right in respect of 2020 Notes would be substantially less than what you would receive upon exercise of the Purchase Right.

You May Elect to Retain Your Notes

If a Holder decides to retain any Notes, then such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the Indentures and the Notes. The 2019 Notes mature on February 1, 2019 and will pay cash equal to $1,000 per $1,000 principal amount of the 2019 Notes on that date. The 2020 Notes mature on June 1, 2020 and will pay cash equal to $1,000 per $1,000 principal amount of the 2020 Notes on that date.

Based on the closing price of the Notes on September 7, 2018, the trading value of the Notes would be less than what you would receive upon exercise of the Purchase Right. The trading value of the 2020 Notes may also be more than the value of the Class C Common Stock you would receive (if the Company elects to satisfy the Conversion with shares of Class C Common Stock) if you exercise your conversion right in respect of the 2020 Notes prior to the 2020 Conversion Deadline. The trading prices of the Notes, however, fluctuate and the future trading prices of the Notes may not be as high as current prices.

See Section 2.3 below for a comparison of the estimated value you will receive if your Notes are purchased through your exercise of the Purchase Right, the estimated value you would receive if you elect to convert your Notes, and the current trading value of the Notes should you choose to retain them.

You should review this Notice carefully and consult with your own legal, financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your right to convert the Notes and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, any of its affiliates, officers, directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to purchase their Notes or convert their Notes.

You bear the risk of untimely withdrawal of previously surrendered Notes. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through accounts with the DTC and that there are no certificated Notes in non-global form.  Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

The Trustee, Paying Agent and Conversion Agent is
Wilmington Trust, National Association

and for purposes of the Purchase Right, the address is:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Management – 5th Floor

Telephone: (302) 646-6470

Facsimile: (302) 636-4139

Any questions or requests for assistance or copies of this Notice or other materials may be directed to the Paying Agent.  You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Purchase Right.

The date of this Notice is September 10, 2018.

v

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized.  This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET: QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about your right to (i) require the Company to repurchase your Notes, (ii) elect to convert your Notes and/or (iii) retain your Notes, in each case pursuant to the terms and conditions of the Indentures, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete.  We have included section references to direct you to a more complete description of the topics in this summary.  Unless stated to the contrary, or unless the context otherwise requires, references to the “Company,” “we,” “our,” or “us” in this notice include Clearway Energy, Inc. (formerly known as NRG Yield, Inc.) and its subsidiaries.

Purchase Right

Who is offering to purchase my Notes?

The Company, will, at your option, repurchase any and all of your validly surrendered (and not validly withdrawn) 2019 Notes and/or 2020 Notes.  As of September 7, 2018, there were $329,150,000 aggregate principal amount of 2019 Notes outstanding and $287,500,000 aggregate principal amount of 2020 Notes outstanding. (See Section 1.1)

Why is the Company offering to repurchase my Notes?

As a result of the GIP Transaction, a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indentures) occurred on the Effective Date, and accordingly each Holder has a Purchase Right. (See Section 1.2)

How much will the Company pay and what is the form and source of payment?

The Company will pay, in cash, a purchase price of $1,000 per $1,000 principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on October 9, 2018, the Expiration Date.  (See Section 2.3)

The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $622.5 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash, which may include proceeds from one or more possible financing transactions or borrowings from the Company’s Revolving Credit Facility (as defined below). (See Section 5)

How can I determine the market value of the Notes?

There is no established reporting system or trading market for trading in the Notes, although the Company understands that the Notes are currently traded over the counter.  As of September 7, 2018, the closing price in the over-the-counter market as quoted on Bloomberg was $1,001.90 per $1,000 principal amount for the 2019 Notes and $1,000.30 per $1,000 principal amount for the 2020 Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the difference between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s Common Stock and the market for similar Notes.  To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Purchase Right.  (See Section 2.4)

When does the Purchase Right expire?

The Purchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is October 9, 2018.  We do not intend to extend the period that Holders have to exercise the Purchase Right unless required by applicable law.  (See Section 2.1)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice.  (See Section 2.1)

Conversion Right

Are both the 2019 Notes and 2020 Notes currently convertible?

Yes.  The 2019 Notes are convertible at any time prior to 5:00 p.m., New York City time, on January 30, 2019, the 2019 Conversion Deadline.  Holders who elect to convert their 2019 Notes will receive only cash in exchange for their Notes.  Pursuant to the terms of the 2019 Indenture, on July 26, 2018, the Company made an irrevocable election to settle the conversion of any 2019 Notes validly submitted for conversion on or after August 1, 2018 entirely in cash.

Holders of the 2020 Notes may elect to convert their 2020 Notes at any time prior to 5:00 p.m., New York City time, on October 9, 2018, the 2020 Conversion Deadline.  Upon conversion of any 2020 Notes, the Company will pay or deliver, as the case may be, to the converting Holder, at the Company’s election, cash, shares of Class C Common Stock, or any combination of the foregoing in accordance with the 2020 Indenture.  (See Section 2.3)

Does any increase to the conversion rate of the Notes apply as a result of the Make-Whole Fundamental Change?

The GIP Transaction constituted a Make-Whole Fundamental Change. Accordingly, the conversion rate applicable to 2019 Notes surrendered for conversion at any time during the Make-Whole Fundamental Change Period, which is the period from and including August 31, 2018, the date on which the Make-Whole Fundamental Change occurred, up to and including October 9, 2018, the Business Day immediately prior to the Fundamental Change Purchase Date, shall be increased by Additional Shares, as determined by the Company by reference to the make-whole table in Section 11.07(d) of the 2019 Indenture.  The average of the Last Reported Sale Price (as defined in the Indentures) of the Company’s Class A Common Stock for the five consecutive Trading Days (as defined in the 2019 Indenture) immediately prior to the Effective Date was $20.11 per share.  As a result, the Company has determined that the Additional Shares per $1,000 principal amount of the 2019 Notes converted during the Make-Whole Fundamental Change Period is equal to 7.4334 Additional Shares and the relevant conversion rate for Holders who elect to convert their 2019 Notes during the Make-Whole Fundamental Change Period will be increased to 50.3978, per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $19.84 per share.  The conversion rate for any 2019 Notes surrendered for conversion after the Make-Whole Fundamental Change Period and prior to the 2019 Conversion Deadline will not be increased by the Additional Shares.  (See Section 2.3)

Although the GIP Transaction constitutes a Make-Whole Fundamental Change under the 2020 Indenture, no increase to the conversion rate for the 2020 Notes will apply as a result of the Make-Whole Fundamental Change.  The average of the Last Reported Sale Price of the Company’s Class C Common

Stock for the five consecutive Trading Days immediately prior to the Effective Date was $20.32 per share, which is lower than the lowest Stock Price set forth in the table that appears in Section 11.07(d) of the 2020 Indenture.  (See Section 2.3)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes.  If you do not surrender your Notes for repurchase, your ability to convert your 2019 Notes for cash and your 2020 Notes for, at the Company’s election, cash, shares of Class C Common Stock, or any combination of the foregoing, will not be affected.  You will be able to convert your Notes at any time prior to the applicable Conversion Deadlines.  (See Section 2.3)

What is the relationship between the offer and the convertibility of the Notes?

The Purchase Right is a separate right from the right to convert your Notes.  If you do surrender your Notes for repurchase under the Purchase Right, you will not be able to convert such Notes unless you withdraw such previously surrendered Notes prior to converting such Notes.  If you do not surrender your Notes for repurchase under the Purchase Right, your conversion rights will not be affected.  If you have exercised your conversion rights and converted your Notes, you may not surrender your converted Notes under the Purchase Right.  (See Section 2.3)

When does my right to convert my Notes expire?

The right to convert your 2019 Notes expires at 5:00 p.m., New York City time, on January 30, 2019, the 2019 Conversion Deadline, and the right to convert your 2020 Notes expires at 5:00 p.m., New York City time, on October 9, 2018, the 2020 Conversion Deadline.  (See Section 2.3)

Retain Your Notes

What are my rights if I do not surrender my Notes for repurchase pursuant to the Purchase Right or convert my Notes prior to the Conversion Deadlines?

If you do not surrender your Notes pursuant to the Purchase Right or do not convert your Notes prior to the applicable Conversion Deadline, you may retain your Notes pursuant to their terms through maturity on February 1, 2019 for the 2019 Notes or June 1, 2020 for the 2020 Notes, or otherwise trade them in the ordinary course. You will retain the right to convert your 2020 Notes after December 1, 2019 and prior to 5:00 p.m., New York City time, on May 30, 2020, the second Scheduled Trading Date immediately preceding the maturity date of June 1, 2020. You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indentures and the Notes. The Notes will pay cash equal to $1,000 per $1,000 principal amount of the Notes on the respective maturity dates.  (See Section 2.3)

Procedures

How do I surrender my Notes for repurchase?

Holders may surrender, and the Company will accept, Notes for repurchase until 5:00 p.m., New York City time, on the Expiration Date.  As of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC or its nominee and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered in accordance with DTC’s applicable procedures. To exercise your Purchase Right to have the Company repurchase your Notes and receive payment of the Fundamental Change Purchase Price, you must have your Notes validly delivered through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system before 5:00 p.m., New York City time, on the Expiration Date.

If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Purchase Right and surrender your Notes through the transmittal procedures of DTC.  (See Section 3)

You bear the risk of untimely submission of your Notes.  You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Purchase Right set forth in this Notice.  (See Section 3.1)

If I surrender my Notes for repurchase, when will I receive payment for them?

The Company will accept for payment all validly surrendered Notes (and not validly withdrawn) promptly upon expiration of the Purchase Right. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company will deposit with the Paying Agent an amount of cash, in immediately available funds, sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof which are to be purchased as of the Fundamental Change Purchase Date. Subject to receipt of funds and/or Notes by the Paying Agent, payment for Notes surrendered for purchase (and not withdrawn prior to the Expiration Date) will be made on the later of (i) the Fundamental Change Purchase Date and (ii) the time of book-entry transfer or delivery of such Note to the Paying Agent by the Holder thereof by paying the money to DTC. DTC will thereafter distribute the money to its participants in accordance with its procedures.  (See Section 5)

How do I withdraw previously surrendered Notes?

Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures of DTC.  You bear the risk of untimely withdrawal of previously surrendered Notes. (See Section 4)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes; you may surrender any portion of your Notes in a principal amount of $1,000 or an integral multiple thereof. (See Section 3)

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry exchange program, (ii) pay transfer taxes if required pursuant to Section 11.02(a) of the applicable Indenture and (iii) inform the Conversion Agent of the conversion in accordance with customary practice of DTC.  Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on page v of this Notice.  (See Section 2.3)

Can I revoke the conversion of my Notes?

If you elect to convert your Notes, you will not be able to revoke this election once you have completed the applicable conversion procedures outlined above.  (See Section 2.3)

When will my Notes be deemed to be converted?

If you elect to convert your Notes, your Notes will be deemed to be converted at the Close of Business (as defined in the Indentures) on the first Business Day on which (i) you have satisfied all of the requirements to convert such Notes and (ii) the conversion of such Notes is not prohibited because you have submitted, and not validly revoked, a Fundamental Change Purchase Notice with respect to such Notes.  (See Section 2.3)

When will I receive the conversion consideration?

Upon conversion of any 2019 Notes, the Company will pay you cash on February 1, 2019, which is the third Business Day following the 40 consecutive VWAP Trading Day period beginning on, and including, the 42nd Scheduled Trading Day immediately preceding February 1, 2019.

Upon conversion of any 2020 Notes that the Company elects to settle in cash or a combination of cash and shares of Class C Common Stock, the Company will pay or deliver, as applicable, the consideration owed to you on the third Business Day following the 40 consecutive VWAP Trading Day period beginning on, and including, the third Scheduled Trading Day after the date on which you elect to convert your 2020 Notes.

Upon conversion of any 2020 Notes that the Company has elected to settle only in shares of Class C Common Stock, the Company will deliver to you shares of the Class C Common Stock on the third Business Day following the date on which you elect to convert your 2020 Notes.  (See Section 2.3)

What does the Board of Directors of the Company think of the Purchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase under the Purchase Right or whether you should exercise your conversion rights (if at all).  You must make your own decision as to whether to surrender your Notes for repurchase pursuant to the Purchase Right, to exercise your conversion rights or retain your Notes.  The Purchase Right, our offer to repurchase the Notes pursuant thereto and your conversion rights, each as described in this Notice, are based solely on the requirements of the Indentures and the Notes.  (See Section 2.2)

Do I need to do anything if I do not wish to tender my Notes for repurchase or convert my Notes?

No. If you do not surrender your Notes for purchase or exercise your conversion right before 5:00 p.m., New York City time, on the Expiration Date, we will not purchase your Notes, your Notes will not be converted and your Notes will remain outstanding and continue to be subject to the existing terms of the applicable Indenture.  (See Section 2.3)

If I choose to surrender my Notes for purchase, when will interest cease to accrue on them?

Interest on Notes tendered pursuant to the Purchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date, provided that we have not defaulted in making payment of the Fundamental Change Purchase Price on the Fundamental Change Purchase Date.  (See Section 2.2)

Do I have to pay a commission if I surrender my Notes for repurchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Purchase Right. However, there may be commissions you need to pay to your broker in connection with your surrender of the Notes for purchase.  (Section 2.1)

What are the United States federal income tax consequences if I surrender my Notes for purchase or exercise my conversion rights with respect to my Notes?

For a discussion of certain United States federal income tax consequences applicable to Holders upon the exercise of either the Purchase Right or conversion right prior to the Conversion Deadline, see “Certain United States Federal Income Tax Consequences.” (See Section 11)

Who is the Trustee, Paying Agent and the Conversion Agent?

The Trustee, Paying Agent and Conversion Agent is Wilmington Trust, National Association.  Its address and telephone number are set forth on page v of this Notice.

Any questions or requests for assistance or copies of this Notice or other materials may be directed to the Paying Agent.  You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Purchase Right.

Who can I talk to if I have questions about the Purchase Right or the conversion rights?

Questions and requests for assistance in connection with the surrender of Notes for repurchase under the Purchase Right or the conversion of the Notes may be directed to the Paying Agent and Conversion Agent at the address and telephone and facsimile numbers set forth on page v of this Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice, including the information incorporated into this Notice by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, that are included in or incorporated by reference into this Notice, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “believes,” “plans,” “intends,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “goal,” “objective,” “outlook” and similar expressions), are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

Any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Any forward-looking statements included in this Notice should not be construed as exhaustive.

Notwithstanding anything in this Notice or any document incorporated by reference into this Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT AND CONVERSION RIGHTS

1.              Information Concerning the Company.

1.1                               The Company.

We are a dividend growth-oriented company that owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. Our contracted generation portfolio collectively represents 5,118 net megawatts (“MW”) as of June 30, 2018. Nearly all of these assets sell substantially all of their output pursuant to long-term offtake agreements with creditworthy counterparties. The weighted average remaining contract duration of these offtake agreements was approximately 15 years as of June 30, 2018 based on cash available for distribution (“CAFD”). We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,392 net thermal megawatts (“MWt”) and electric generation capacity of 133 net MW, as of June 30, 2018. These thermal infrastructure assets provide steam, hot and/or chilled water, and in some instances, electricity to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

The Company is incorporated in Delaware, and our principal executive office is located at 300 Carnegie Center, Suite 300, Princeton, New Jersey 08540. The telephone number at that address is (609) 608-1525.

1.2                               The GIP Transaction.

On February 6, 2018, NRG, announced that it and NRG Repowering Holdings LLC, as the sellers, and Buyer, entered into the Purchase and Sale Agreement, pursuant to which the Buyer acquired, directly or indirectly, from the sellers all of the outstanding equity interests of the Company owned by the sellers, subject to the terms and conditions set forth therein.  The GIP Transaction closed on August 31, 2018, the Effective Date.

The GIP Transaction constituted both a Fundamental Change and a Make-Whole Fundamental Change relating to the Notes. As a result, the conversion rate applicable to 2019 Notes surrendered for conversion during the Make-Whole Fundamental Change Period shall be increased by Additional Shares, as determined by the Company by reference to the make-whole table in Section 11.07(d) of the 2019 Indenture.  The Company has determined that the Additional Shares per $1,000 principal amount of the 2019 Notes converted during the Make-Whole Fundamental Change Period is equal to 7.4334 Additional Shares and the relevant conversion rate for Holders who elect to convert their 2019 Notes during the Make-Whole Fundamental Change Period will be increased to 50.3978, per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $19.84 per share.  The conversion rate for any 2019 Notes surrendered for conversion after the Make-Whole Fundamental Change Period and prior to the 2019 Conversion Deadline will not be increased by the Additional Shares.

Although the GIP Transaction constitutes a Make-Whole Fundamental Change under the 2020 Indenture, no increase to the conversion rate for the 2020 Notes will apply as a result of the Make-Whole Fundamental Change.  The average of the Last Reported Sale Price of the Company’s Class C Common Stock for the five consecutive Trading Days immediately prior to the Effective Date was $20.32 per share, which is lower than the lowest Stock Price set forth in the table that appears in Section 11.07(d) of the 2020 Indenture.

2.              Information Concerning the Notes.

The 2019 Notes were issued under the 2019 Indenture. The 2019 Notes mature on February 1, 2019. As of September 7, 2018, there was $329,150,000 aggregate principal amount of 2019 Notes outstanding.

The 2020 Notes were issued under the 2020 Indenture. The 2020 Notes mature on June 1, 2020. As of September 7, 2018, there was $287,500,000 aggregate principal amount of 2020 Notes outstanding.

2.1                               The Company’s Obligation to Repurchase the Notes.  As a consequence of the GIP Transaction, a Fundamental Change occurred pursuant to the terms of the Notes and the Indentures, which obligates us to repurchase all Notes validly surrendered and not withdrawn.  This Purchase Right will expire at 5:00 p.m., New York City time, on the Expiration Date.  We do not intend to extend the period that Holders have to exercise the Purchase Right unless required by applicable law.

In connection with this obligation, and pursuant to Section 3.02 of each Indenture, the Company is required to provide written notice to each Holder not less than 10 days after the occurrence of a Fundamental Change of such Fundamental Change and the Purchase Right arising as a result thereof. Pursuant to Section 3.03 of each Indenture, Holders must exercise their Purchase Right on or prior to the close of business on the date prior to the Fundamental Change Purchase Date. Accordingly, this Notice constitutes such “Fundamental Change Notice” pursuant to Article 3 of the Indentures, the Company will accept Notes for repurchase at any time at or prior to the Expiration Time of 5:00 p.m., New York City time, on the Expiration Date, at which time the Offer will expire, and the Company will pay the Fundamental Change Purchase Price on the later of the Fundamental Change Purchase Date and the time of book-entry transfer or delivery of the Notes.

If we make any change to this Purchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release.  We may be required to extend the Fundamental Change Purchase Date for a period of five to ten business days, depending on the significance of the change, if the Purchase Right would otherwise expire during such five to ten business day period.  If we are required to extend the Fundamental Change Purchase Date, we will make a public announcement of such extension promptly by means of a press release.  The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Notice.  Holders will not be required to pay any commission to the Company, DTC or the Paying Agent in connection with exercising the Purchase Right. However, Holders may be required to pay commissions to their brokers in connection with their surrender of the Notes for purchase.

The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2                               Purchase Price.  Pursuant to the terms of the Indentures and the Notes, the purchase price to be paid by us for the Notes pursuant to the Purchase Right is $1,000 per $1,000 principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding the Fundamental Change Purchase Date.  The Fundamental Change Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date, which is the Business Day immediately preceding the Fundamental Change Purchase Date.  Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date, provided that we have not defaulted in making payment of the Fundamental Change Purchase Price on the Fundamental Change Purchase Date.  Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Purchase Price to the Holder of such Notes.

The Fundamental Change Purchase Price is based solely on the requirements of the Indentures and the Notes and bears no relationship to the market price of the Notes or the Common Stock.  In fact, the Fundamental Change Purchase Price is higher than the market price of the Notes.  Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase. As of September 7, 2018, the closing price of the 2019 Notes in the over-the-counter market as quoted on Bloomberg was $1,001.90 per $1,000 principal amount.  As of September 7, 2018, the closing price of the 2020 Notes in the over-the-counter market as quoted on Bloomberg was $1,000.30 per $1,000 principal amount.

You should review this Notice carefully and consult with your own legal, financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your right to convert the Notes and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, any of its affiliates, officers, directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to purchase their Notes or convert their Notes.

2.3                               Conversion Rights of the Notes.

Under the terms of the 2019 Indenture, Holders of the 2019 Notes have a right to convert the 2019 Notes at any time after August 1, 2018 and prior to the 2019 Conversion Deadline, which is the second Scheduled Trading Day immediately preceding the maturity date of February 1, 2019.  Pursuant to the terms of the 2019 Indenture, on July 26, 2018, the Company made an irrevocable election to settle the conversion of any 2019 Notes validly submitted for conversion on or after August 1, 2018 entirely in cash.  As of the date of this Notice, the conversion rate for the 2019 Notes is 42.9644 shares of Class A Common Stock, per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $23.28 per share.  However, the relevant conversion rate for Holders who elect to convert their 2019 Notes during the Make-Whole Fundamental Change Period will be increased to 50.3978, per $1,000 principal amount of the 2019 Notes, which is equivalent to a conversion price of approximately $19.84 per share.  The conversion rate for any 2019 Notes surrendered for conversion after the Make-Whole Fundamental Change Period and prior to the 2019 Conversion Deadline will not be increased by the Additional Shares.  Upon conversion of any 2019 Notes, the Company will pay to the converting Holder cash in an amount in respect of each $1,000 principal amount of 2019 Notes being converted equal to the sum of the Daily Conversion Values for each of the 40 consecutive VWAP Trading Days beginning on, and including, the 42nd Scheduled Trading Day immediately preceding February 1, 2019, in accordance with the 2019 Indenture.

Under the terms of the 2020 Indenture, as a result of the announcement of the GIP Transaction, a condition to conversion has been satisfied.  Holders of the 2020 Notes have a right to convert the 2020 Notes at any time prior to the 2020 Conversion Deadline, which is the Business Day immediately preceding the Fundamental Change Purchase Date.  As of the date of this Notice, the conversion rate for the 2020 Notes is 36.3636 shares of Class C Common Stock per $1,000 principal amount of the 2020 Notes, which is equivalent to a conversion price of approximately $27.50 per share.  Upon conversion of any 2020 Notes, the Company will pay or deliver, as the case may be, to the converting Holder, at the Company’s election, cash, shares of Class C Common Stock, or any combination of the foregoing in accordance with the 2020 Indenture.

Because all Notes are held of record through DTC, in order to convert your Notes, a Holder must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry exchange program, (ii) pay transfer taxes if required pursuant to Section 11.02 of the applicable Indenture and (iii) inform the Conversion Agent of the conversion in accordance with customary practice of DTC.  Holders who elect to convert their Notes will not be able to revoke this election once they have completed the applicable conversion procedures.

Upon conversion of any 2019 Notes, the Company will pay the applicable Holders cash on February 1, 2019, which is the third Business Day following the 40 consecutive VWAP Trading Day period beginning on, and including, the 42nd Scheduled Trading Day immediately preceding February 1, 2019.

Upon conversion of any 2020 Notes that the Company elects to settle in cash or a combination of cash and shares of Class C Common Stock, the Company will pay or deliver, as applicable, the consideration owed to the converting Holder on the third Business Day following the 40 consecutive VWAP Trading Day period beginning on, and including, the third Scheduled Trading Day after the date on which any such Holder elects to convert the 2020 Notes.

Upon conversion of any 2020 Notes that the Company has elected to settle only in shares of Class C Common Stock, the Company will deliver to the converting Holders shares of the Class C Common Stock on the third Business Day following the date on which any such Holder elects to convert the 2020 Notes.

Notes will be deemed to be converted at the Close of Business (as defined in the Indentures) on the first Business Day on which (i) the applicable Holder of the Notes has satisfied all of the requirements to convert such Notes and (ii) the conversion of such Notes is not prohibited because the applicable Holder of the Notes has submitted, and not validly revoked, a Fundamental Change Purchase Notice with respect to such Notes.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Purchase Right.  Holders that do not surrender their Notes for purchase pursuant to the Purchase Right will retain their conversion rights subject to the terms, conditions and adjustments specified in the Indentures.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE PURCHASE RIGHT OR (II) CONVERT YOUR NOTES. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00, you may choose to:

•                                          Surrender Notes for cash:  If you exercise the Purchase Right prior to the Expiration Date, you will receive $1,000.00 in cash per $1,000.00 principal amount of the Notes, plus accrued but unpaid interest to, but excluding, the Fundamental Change Purchase Date.

•                                          Convert 2019 Notes:  If you elect to convert your 2019 Notes, you will receive cash in an amount in respect of each $1,000 principal amount of 2019 Notes being converted equal to the sum of the Daily Conversion Values (as defined in the 2019 Indenture) for each of the 40 consecutive VWAP Trading Days (as defined in the 2019 Indenture) beginning on, and including, the 42nd Scheduled Trading Day (as defined in the 2019 Indenture) immediately preceding February 1, 2019, in accordance with the 2019 Indenture.

•                                          Convert 2020 Notes: If you elect to convert your 2020 Notes, the Company will pay or deliver, as the case may be, to the converting Holder, at the Company’s election, cash, shares of the Class C Common Stock, or any combination of the foregoing in accordance with the 2020 Indenture.

•                                          Retain your Notes: You may choose to continue holding your Notes or otherwise trade them in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indentures and the Notes. The 2019 Notes mature on February 1, 2019 and will pay cash equal to $1,000 per $1,000 principal amount of the 2019 Notes on that date. The 2020 Notes mature on June 1, 2020 and will pay cash equal to $1,000 per $1,000 principal amount of the 2020 Notes on that date. You will also retain the right to convert your Notes prior to the applicable Conversion Deadlines.

2.4                               Market for the Notes and the Company’s Common Stock.

Notes.   There is no established reporting system or trading market for trading in the Notes, although the Company understands that the Notes are currently traded over the counter.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Notes.  Following the expiration of the Purchase Right, we expect that Notes not repurchased under the Purchase Right will continue to be traded over-the-counter; however, the trading market for the Notes may be more limited.  A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float.  Consequently, our repurchase of a significant amount of the Notes pursuant to the Purchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Purchase Right.  We cannot assure you that a market will exist for the Notes following expiration of the Purchase Right.  As of September 7, 2018, there was $329,150,000 aggregate principal amount of 2019 Notes outstanding and $287,500,000 aggregate principal amount of 2020 Notes outstanding. As of September 7, 2018, the closing price of the 2019 Notes in the over-the-counter market as quoted on Bloomberg was $1,001.90 per $1,000 principal amount.  As of September 7, 2018, the closing price of the 2020 Notes in the over-the-counter market as quoted on Bloomberg was $1,000.30 per $1,000 principal amount.

Common Stock.  The Class A Common Stock, into which the 2019 Notes were previously convertible before the Company’s irrevocable election on July 26, 2018 to settle the conversion of any 2019 Notes validly submitted for conversion on or after August 1, 2018 entirely in cash, is listed on NYSE under the symbol “NYLD.A”.  The Class C Common Stock, into which the 2020 Notes are convertible is listed on the NYSE under the symbol “NYLD.”  As a result of the change to the Company’s name in connection with the GIP Transaction, new ticker symbols were assigned to the Class A Common Stock and the Class C Common Stock. The Class A Common Stock will trade on the NYSE under the symbol “CWEN.A.” The Class C Common Stock will trade on the NYSE under the symbol “CWEN.”  The Company anticipates that trading under the ticker symbols will begin at the opening of trading on September 17, 2018.  The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Class A Common Stock and Class C Common Stock as reported on the NYSE.

	Class A Common Stock		Class C Common Stock
	High	Low	High	Low
2016
First Quarter	$14.12	$9.83	$14.93	$10.49
Second Quarter	15.97	13.01	16.78	13.78
Third Quarter	17.78	14.93	18.56	15.33
Fourth Quarter	16.50	13.40	17.01	13.98
2017
First Quarter	$17.53	$15.03	$18.20	$15.42
Second Quarter	17.84	16.08	18.35	16.45
Third Quarter	19.54	16.47	20.00	16.95
Fourth Quarter	19.91	18.03	20.15	18.20
2018
First Quarter	$19.53	$15.30	$19.60	$15.55
Second Quarter	18.18	16.20	18.50	16.60
Third Quarter (through September 7, 2018)	20.48	16.95	20.75	17.10

On September 7, 2018, the last reported sales price of the Class A Common Stock on the NYSE was $19.59 per share and the last reported sales price of the Class C Common Stock on the NYSE was $19.80 per share.  As of September 7, 2018, there were approximately 34,586,250 shares of Class A Common Stock outstanding and approximately 69,129,643 shares of Class C Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Purchase Right or electing to convert your Notes pursuant to the conversion rights described in this Notice and the Indentures.

2.5                               Interest.  The 2019 Notes that remain outstanding after consummation of the Purchase Right will continue to accrue interest until the date of maturity, February 1, 2019, or until the principal of the 2019 Notes has been paid, unless the 2019 Notes are earlier repurchased or exchanged.  Interest on outstanding 2019 Notes is paid on February 1st and August 1st of each year to record Holders of the 2019 Notes as of the preceding January 15th and July 15th, as applicable.  The 2019 Notes bear interest on the principal amount at an annual interest rate equal to 3.50%.

The 2020 Notes that remain outstanding after consummation of the Purchase Right will continue to accrue interest until the date of maturity, June 1, 2020, or until the principal of the 2020 Notes has been paid, unless the 2020 Notes are earlier repurchased or exchanged.  Interest on outstanding 2020 Notes is paid on June 1st and December 1st of each year to record Holders of the 2020 Notes as of the preceding

May 15th and November 15th, as applicable.  The 2020 Notes bear interest on the principal amount at an annual interest rate equal to 3.25%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Purchase Right will be entitled to receive accrued cash interest payable on their Notes to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount of Notes surrendered for repurchase and not validly withdrawn:  the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Fundamental Change Purchase Date, divided by 360.  The Company estimates that the accrued interest payable on the 2019 Notes will be approximately $6.71 per $1,000 principal amount of 2019 Notes validly surrendered for repurchase, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of October 10, 2018.  The Company estimates that the accrued interest payable on the 2020 Notes will be approximately $11.65 per $1,000 principal amount of 2020 Notes validly surrendered for repurchase, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of October 10, 2018.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.

3.                                      Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.

Holders may surrender, and the Company will accept, Notes for repurchase until 5:00 p.m., New York City time, on the Expiration Date.  Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof  As of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC or its nominee and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system before 5:00 p.m., New York City time, on the Expiration Date. The Notice constitutes the notice required under Article 3 of the Indentures and delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes. If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Purchase Right and surrender your Notes through the transmittal procedures of DTC.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•                                          delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•                                          electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Purchase Right, including those set forth in Section 3.1 below.

You bear the risk of untimely submission of your Notes.  You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

3.1                               Agreement to be Bound by the Terms of the Purchase Right.  By surrendering, or instructing your nominee to surrender, your Notes for repurchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•                                          such Notes shall be repurchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions set forth in this Notice and the applicable Indenture;

•                                          such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indentures with respect to the Fundamental Change;

•                                          upon the terms and subject to the conditions set forth in this Notice, the applicable Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Purchase Price), all in accordance with the terms set forth in this Notice;

•                                          such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•                                          such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•                                          surrenders of Notes pursuant to the Purchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow

DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date;

•                                          all authority conferred or agreed to be conferred pursuant to the terms of the Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                                          the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•                                          all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4.                                      Right of Withdrawal.  Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.  In order to withdraw previously surrendered Notes, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. You bear the risk of untimely withdrawal of previously surrendered Notes.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for repurchase by following the surrender procedures described in Section 3 above. Notes surrendered for repurchase pursuant to the Purchase Right may not be converted unless such Notes are first withdrawn prior to such conversion. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.                                      Payment for Surrendered Notes; Source and Amount of Funds.  The Company will accept for payment all validly surrendered Notes (and not validly withdrawn) promptly upon expiration of the Purchase Right. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company will deposit with the Paying Agent an amount of cash, in immediately available funds, sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof which are to be purchased as of the Fundamental Change Purchase Date. Subject to receipt of funds and/or Notes by the Paying Agent, payment for Notes surrendered for purchase (and not withdrawn prior to the Expiration Date) will be made on the later of (i) the Fundamental Change Purchase Date and (ii) the time of book-entry transfer or delivery of such Notes to the Paying Agent by the Holder thereof by paying the money to DTC. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $622.5 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash, which may include proceeds from one or more possible financing transactions or borrowing from the Company’s Revolving Credit Facility.  In the event that such sources are not available to fund the entire amount necessary to repurchase the Notes validly surrendered pursuant to the Purchase Right, the Company would borrow funds under the Bridge Credit Agreement (as defined below).

Revolving Credit Facility.  Each of Clearway Energy Operating LLC (formerly known as NRG Yield Operating LLC) (“Clearway Operating LLC”), as borrower, and Clearway Energy LLC (formerly known as NRG Yield LLC) (“Clearway LLC”), as a guarantor, is a party to the Amended and Restated Credit Agreement, dated as of April 25, 2014, with certain subsidiaries of Clearway Operating LLC party thereto, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, the lenders and letter of credit issuers party thereto and the other parties listed on the signature pages thereof, as amended by the First Amendment to Amended & Restated Credit Agreement, dated as of June 26, 2015, the Second Amendment to Amended & Restated Credit Agreement, dated as of February 6, 2018, and the Third Amendment to the Amended and Restated Credit Agreement and Administrative Agent Resignation and Appointment Agreement (the “Third Amendment”), dated as of April 30, 2018 (the “Revolving Credit Facility”).

The Revolving Credit Facility provides that Clearway Operating LLC can borrow (on a revolving basis) up to a maximum principal amount of $495 million at a rate per annum equal to LIBOR or a base rate plus an applicable margin determined by reference to a leverage based pricing grid and ranging from (a) 1.50% to 2.00% in the case of LIBOR loans and (b) 0.50% to 1.00% in the case of base rate loans. The Revolving Credit Facility will mature on April 28, 2023.  The lenders under the Revolving Credit Facility will be paid a per annum commitment fee determined by reference to a leverage based pricing grid and ranging from 0.25% to 0.35% on the average daily amount of the unused portion of the commitments.  The Revolving Credit Facility provides for the issuance of letters of credit pursuant to a letter of credit sub-facility, up to a maximum principal amount that is the lesser of (a) $495 million and (b) the aggregate amount of the letter of credit commitments accepted by letter of credit issuers (which letter of credit commitment is equal to $180 million in the aggregate pursuant to the Third Amendment). The amount of Clearway Operating LLC’s outstanding letters of credit under the Revolving Credit Facility reduces the availability of the revolver commitment under the Revolving Credit Facility.  Clearway Operating LLC may raise additional revolving or term indebtedness under the Revolving Credit Facility pursuant to customary incremental or “accordion” facilities, up to an additional $1.0 billion.

Borrowings under the Revolving Credit Facility are guaranteed by Clearway LLC and certain subsidiaries of Clearway Operating LLC, other than subsidiaries that are excluded project companies, and are secured by substantially all of the assets of Clearway Operating LLC and the guarantors, subject to certain customary exceptions.  The Revolving Credit Facility contains covenants that limit certain of Clearway Operating LLC’s and the guarantors activities, including those relating to: mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; providing new guarantees; investments; payment of cash dividends; and granting additional security interests.  The Revolving Credit Facility also contains customary events of default and related cure provisions, including the requirement that Clearway Operating LLC pay additional interest at the rate of 2.0% per year upon the occurrence of certain Events of Default (as defined in the Revolving Credit Facility).  Additionally, Clearway Operating LLC is required to comply with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant on a quarterly basis.

Bridge Credit Agreement.  On August 31, 2018, each of Clearway Operating LLC, as borrower, and Clearway LLC, as guarantor, entered into a senior unsecured 364-Day Bridge Credit Agreement (the “Bridge Credit Agreement”) with certain subsidiaries of Clearway Operating LLC party thereto, as guarantors, Royal Bank of Canada, as administrative agent, the lenders party thereto and the other parties listed on the signature pages thereof.

The Bridge Credit Agreement provides that Clearway Operating LLC can borrow up to a maximum principal amount of $1.5 billion at a rate per annum equal to LIBOR or a base rate plus an applicable margin equal to 3.00% in the case of LIBOR loans and 2.00% in the case of base rate loans, in each case subject to an additional 0.25% on the 90th day following the effective date of the Bridge Credit Agreement, 0.25% on the 180th day following such effective date and 0.50% on each 90th day thereafter while any loans remain outstanding. The obligation of the lenders to fund loans under the Bridge Credit Agreement will expire on the date that is 110 days after the effective date of the Bridge Credit Agreement. Loans under the Bridge Credit Agreement will mature 364 days after the effective date of the Bridge Credit Agreement, provided that Clearway Operating LLC may elect in its sole discretion to extend the maturity of up to one-third of the loans that are outstanding 60 days prior to such date for an additional 90-day period, so long as at least $300.0 million principal amount of loans remain outstanding.  Any such extension would be subject to the payment of an extension fee equal to 0.50% of the aggregate principal amount of the loans subject to such extension.  In addition, the lenders under the Bridge Credit Agreement will be paid a duration fee of 0.50% of the aggregate principal amount of outstanding loans on each of the 90th, 180th and 271st days after the effective date of the Bridge Credit Agreement.

Unused commitments under the Bridge Credit Agreement will be reduced (a) on the business day immediately succeeding the day on which the Company has satisfied its obligations under the 2019 Indenture and the 2020 Indenture to repurchase the Notes pursuant to the Purchase Right and to settle all Notes that are converted in connection with the GIP Transaction, in an amount equal to the principal amount of the Notes that then remain outstanding, and (b) upon the completion of a successful consent solicitation, if any, providing a waiver with respect to the change of control offer requirements under a series of Clearway Operating LLC’s outstanding senior notes, in an amount equal to the principal amount of the senior notes of such series.  In addition, outstanding loans under the Bridge Credit Agreement are required to be prepaid with the net cash proceeds received in connection with certain debt incurrences, equity issuances and certain non-ordinary course asset sales.

Borrowings under the Bridge Credit Agreement are guaranteed by Clearway LLC and certain subsidiaries of Clearway Operating LLC. The Bridge Credit Agreement contains covenants that limit certain of Clearway Operating LLC’s and the guarantors’ activities, including those relating to mergers, consolidations, and granting additional security interests to secure debt. The Bridge Credit Agreement also contains customary events of default and related cure provisions, including the requirement that Clearway Operating LLC pay additional interest at the rate of 2.0% per year upon the occurrence of certain events of default.

6.                                      Plans or Proposals of the Company.  Except as noted in this Notice and the documents incorporated by reference herein, neither the Company, nor, to the knowledge of the Company, the Buyer, currently has any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

7.                                      Notes Acquired or Exchanged.  Any Notes repurchased by us pursuant to the Purchase Right or converted by Holders will be ultimately cancelled by the Trustee upon our written instruction and pursuant to the terms of the Indenture.

8.                                      Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.  As of September 7, 2018, Clearway Energy Group LLC (formerly known as Zephyr Renewables LLC) (“CEG LLC”), which is a wholly-owned subsidiary of the Buyer, owns 100% of the Company’s Class B common stock and 100% of the Company’s Class D common stock. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•                                          none of the Company or the Buyer or their respective subsidiaries, or their respective executive officers, directors, or other affiliates has any beneficial interest in the Notes;

•                                          neither the Company nor the Buyer will purchase any Notes from such persons; and

•                                          during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and the Buyer is attached to this Notice as Annex A.

In connection with his or her services to the Company and its affiliates, each of the Company’s executive officers is a party to restricted stock units grants, performance restricted stock units grants, or both, pursuant to the Company’s long-term incentive plan (the “LTIP”) involving the Class C Common Stock and each of the Company’s directors who are not affiliates of the Buyer is a party to deferred stock units grants pursuant to the LTIP involving the Class C Common Stock.

9.                                      Agreements Involving the Company’s Securities. Except as described above and in this Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Purchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

CEG LLC may acquire additional securities of the Company, or retain or sell all or a portion of the securities then held, in the open market or in privately negotiated transactions. In addition, CEG LLC expects to make grants of shares of Class A Common Stock and/or Class C Common Stock of up to $1 million in the aggregate to certain of its employees in connection with the closing of the GIP Transaction pursuant to employment agreements and may also make grants of shares of Class A Common Stock and/or Class C Common Stock to certain of its employees in connection with grants under its long-term incentive plan, the Clearway Energy Group LLC Long Term Equity Incentive Plan.

10.                               Purchases of Notes by the Company and Its Affiliates.  Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Purchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Fundamental Change Purchase Date.  Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Purchase Price.  Any decision to purchase Notes after the Purchase Right, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Purchase Right, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11.                               Certain United States Federal Income Tax Consequences.

The following discussion summarizes certain U.S. federal income tax considerations with respect to the exercise of the Purchase Rights pursuant to the Offer or the conversion rights that may be relevant to beneficial owners of the Notes.  This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s individual circumstances or to certain types of beneficial owners subject to special tax rules, including financial institutions, broker-dealers, insurance companies, tax-exempt entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold their Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons who acquired their Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, holders who are accrual basis taxpayers required to recognize income no later than when such income is taken into account for financial accounting purposes, and S corporations, partnerships and other pass-through entities (or investors in such entities). In addition, this discussion does not address any state, local or non-U.S. tax considerations, any U.S. federal tax considerations other than U.S. federal income taxation (such as estate or gift taxes) or the Medicare tax on certain investment income. This summary assumes that U.S. Holders and Non-U.S. Holders (as defined below) have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below.  There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the exercise of the Purchase Rights or conversion rights or that any contrary position would not be sustained by a court.

As used herein, “U.S. Holder” means a beneficial owner of the Notes that is, or is treated as, for U.S. federal income tax purposes:

•                  An individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, “Non-U.S. Holder” means a beneficial owner of the Notes that is (or is treated as) an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and on the activities of the partnership.  Partners of partnerships holding the Notes are urged to consult their tax advisors regarding the tax consequences to them of the exercise of the Purchase Rights or the conversion rights.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE RECEIPT OF THE CONSENT PAYMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

Tax Considerations for U.S. Holders

Exercise of Purchase Right

A U.S. Holder that receives cash in exchange for the surrender of a Note pursuant to the Offer generally will be required to recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such holder’s adjusted tax basis in the Note at the time of the disposition.  For this purpose, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously taken into income by the U.S. Holder.  Generally, a U.S. Holder’s adjusted tax basis in a Note will equal to the amount paid for the Note by such U.S. Holder increased by any market discount previously included in income if such U.S. Holder has elected to include market discount (as described below) in gross income currently as it accrues and decreased by any amortizable bond premium (as described below) which the U.S. Holder has previously elected to use to offset stated interest.  Except as noted below with respect to market discount, the amount of any gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the exchange in the Offer, the Note was held for more than one year.  Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired a Note with market discount, any gain recognized on the exchange of such Note in the Offer will be treated as ordinary income to the extent of the market discount accrued during such holder’s period of ownership, unless such holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.  For these purposes, market discount is generally the excess, if any, of the stated principal amount of a Note over such holder’s initial tax basis in the Note, if such excess exceeds a de minimis amount.  U.S. Holders should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of a Note pursuant to the Offer.

In general, a U.S. Holder that purchased a Note for an amount in excess of the Note’s principal amount is considered to have purchased such Note with “amortizable bond premium” equal to such excess. A U.S. Holder that elected to amortize such premium as an offset to its interest income must reduce its tax basis in the Note by the amount of premium used to offset income.

Exercise of the Conversion Right

Physical Settlement

If a U.S. Holder receives solely shares of Class C Common Stock (and cash in lieu of fractional shares) upon conversion of a 2020 Note (“Conversion Shares”), such U.S. Holder generally will not recognize any income, gain or loss on such conversion, except with respect to:

•                  any Conversion Shares that, pursuant to the indenture, are deemed to be received in satisfaction of accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not previously taken into income by the U.S. Holder); and

•                  any cash received in lieu of any fractional Conversion Share (as discussed below).

A U.S. Holder’s tax basis in a Conversion Share (other than any Conversion Share received with respect to accrued interest, but including any basis allocable to a fractional share deemed to be received) will equal the tax basis of the 2020 Note that was converted.  A U.S. Holder’s tax basis in the Conversion Shares received with respect to accrued but unpaid interest will equal the fair market value of such Conversion Shares received.  A U.S. Holder’s tax basis in a fractional share deemed to be received will be determined by allocating the holder’s tax basis in the Conversion Shares between the Conversion Shares received upon conversion and the fractional share, in accordance with their respective fair market values.  The holding period for a Conversion Share generally will include the holding period of the 2020 Note converted, except that the holding period attributable to any Conversion Shares received with respect to accrued but unpaid interest will commence on the day after conversion.

Cash received in lieu of any fractional Conversion Share will be treated as a payment in exchange for the fractional share.  Accordingly, the receipt of cash in lieu of any fractional share generally will result in the tax treatment described above under “—Exercise of Purchase Right.”

Combination Settlement

If a 2020 Note is converted and we elect to satisfy our conversion obligation by delivering a combination of cash (other than solely for fractional shares) and Conversion Shares (referred to as a “combination settlement”), the tax treatment of a U.S. Holder is uncertain.  In such a case, it is possible that a U.S. Holder will be treated as though such holder either:

•                  exchanged a 2020 Note for cash and Conversion Shares as part of a recapitalization (treated as described below), or

•                  sold a portion of a 2020 Note for cash (taxable as described below above “—Exercise of Purchase Right”) and simultaneously converted a portion of a 2020 Note into Conversion Shares in the manner described above under “—Physical Settlement.”

Regardless of the general manner in which a combination settlement is characterized for U.S. federal income tax purposes, the fair market value of any Conversion Shares and/or the amount of cash deemed to be received (in either case) for accrued but unpaid interest would be taxable as ordinary interest income to the extent not previously taken into income by the U.S. Holder.

We intend to take the position that a combination settlement of the conversion of a 2020 Note will be treated as a recapitalization for U.S. federal income tax purposes as described in the first bullet above.  If a combination settlement were treated as a recapitalization, a U.S. Holder generally would be required to recognize gain (but not loss) with respect to a 2020 Note to the extent of the lesser of (i) the amount of the cash received (excluding cash received in lieu of a fractional share and cash deemed to be received for accrued but unpaid interest) and (ii) the total amount of gain realized, which will be equal to the excess, if any, of the fair market value of the Conversion Shares and cash received (excluding any Conversion Shares or cash deemed to be received for accrued but unpaid stated interest but including any fractional Conversion Share deemed to be received) over the U.S. Holder’s adjusted tax basis in the converted 2020 Note.  Subject to the market discount rules discussed above, the amount of any recognized gain generally would be treated as capital gain and would be long-term capital gain if, at the time of conversion, the 2020 Note was held for more than one year.  Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rates of taxation.

In the case of a recapitalization, a U.S. Holder’s aggregate tax basis in Conversion Shares (including any fractional share deemed to be received by the U.S. Holder but excluding Conversion Shares deemed to be received for accrued and unpaid stated interest) would be the same as such U.S. Holder’s adjusted tax basis in the 2020 Note at the time of conversion, reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash deemed to be received for accrued but unpaid stated interest), and increased by the amount of any gain recognized (other than with respect to a fractional share).  A U.S. Holder’s tax basis in the Conversion Shares received with respect to accrued interest will equal the fair market value of such Conversion Shares received.  The holding period for Conversion Shares generally would include the holding period of the 2020 Note converted, except that the holding period for any Conversion Shares received with respect to accrued but unpaid stated interest will commence on the day after conversion.

Cash received in lieu of any fractional Conversion Share will be treated as a payment in exchange for the fractional Conversion Share.  Accordingly, the receipt of cash in lieu of a fractional Conversion Share generally will result in the same tax treatment as described below under “—Exercise of Purchase Right.”

U.S. Holders are urged to consult their own tax advisors to determine the tax consequences associated with a combination settlement, including the extent to which any gain or loss may be recognized.

Cash Settlement

If a 2020 Note is converted and we elect to satisfy our conversion obligation entirely in cash or a 2019 Note is converted (which conversion will be settled entirely in cash as the result of the Company’s irrevocable election described in Section 2.3), a U.S. Holder should be treated as though such holder sold, exchanged, or otherwise disposed of a Note for cash in a fully taxable transaction (taxable as described above under “—Exercise of Purchase Right”).  Any cash received with respect to accrued but unpaid stated interest would be taxable as ordinary interest income to the extent not previously taken into income by the U.S. Holder.

The Conversion Shares

Distributions

If we make a distribution of cash or property (other than certain distributions of our common stock) to a U.S. Holder in respect of our Conversion Shares, the distribution generally will first be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles, then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Conversion Shares, and thereafter as gain from the sale or exchange of such Conversion Shares as described below under “—Sale, Exchange, or Other Taxable Disposition of Conversion Shares.”

Distributions taxable as dividends that are received by a corporate U.S. Holder may be eligible for the dividends received deduction, subject to various conditions and limitations.  Provided that certain holding period and other requirements are satisfied, distributions taxable as dividends that are received by non-corporate U.S. Holders generally will be subject to a reduced tax rate.  U.S. Holders should consult their own tax advisors to discuss whether they may be able to claim the dividends-received deduction or receive the benefit of preferential rates with respect to any dividends paid in respect of the Conversion Shares.

Sale, Exchange, or Other Taxable Disposition of Conversion Shares

Upon the sale, exchange or other taxable disposition of our Conversion Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition, and (ii) such holder’s adjusted tax basis in such Conversion Shares.  Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such Conversion Shares exceeds one year.  Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments to a U.S. Holder for the surrender of Notes pursuant to the exercise of the Purchase Right or conversion right, distributions on the Conversion Shares and proceeds of a sale, exchange or other taxable disposition of Conversion Shares generally will be subject to information reporting to the IRS unless the U.S. Holder is an exempt recipient (such as a corporation).  In addition, such payments generally will be subject to backup withholding (currently imposed at a rate of 24%) unless the U.S. Holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides its taxpayer identification number and satisfies certain certification requirements.  A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  The amount of any backup withholding will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Exercise of Purchase Right or Conversion Right

Subject to the discussions below under the headings “—Backup Withholding and Information Reporting” and “FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the exercise of the Purchase Right or the conversion right, including a conversion of a Note into Conversion Shares or cash (except to the extent attributable to accrued but unpaid interest, which may be subject to the rules as discussed below under “—Interest Income”) unless:

(1)                                 the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment in the United States); or

(2)                                 we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

A Non-U.S. Holder described in clause (1) generally will be subject to U.S. federal income tax as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

With respect to clause (2) above, we do not believe that we ever have been, are currently, or will become in the future, a USRPHC for U.S. federal income tax purposes.

Accrued but Unpaid Interest

Subject to the discussions below under the headings “—Backup Withholding and Information Reporting” and “FATCA Withholding,” payments (including Conversion Shares) attributable to accrued but unpaid interest on the Notes generally will not be subject to U.S. federal income tax or withholding tax under the “portfolio interest exemption” if the Non-U.S. Holder properly certifies as to its foreign status, as described below, and:

•                  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and

•                  the accrued but unpaid interest is not effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (or, if an applicable treaty so requires, is not attributable to such holder’s permanent establishment in the United States).

The portfolio interest exemption applies only if the Non-U.S. Holder appropriately certifies as to its foreign status.  The Non-U.S. Holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent.

If a Non-U.S. Holder does not satisfy the requirements for the portfolio interest exemption as described above, payments attributable to accrued but unpaid of interest will be subject to U.S. federal withholding tax (currently at a 30% rate), unless such holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment in the United States) in which case such interest is taxable as discussed below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

The Conversion Shares

Distributions

Distributions made by us with respect to Conversion Shares that are treated as dividends for U.S. federal income tax purposes paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax, currently at a 30% rate (or a lower rate provided under an applicable income tax treaty).  However, such withholding will not apply to dividends that are effectively connected with the conduct of a U.S. trade or business by such holder (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment or fixed base in the United States), which are taxable as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business,” provided that the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI.  A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements, generally by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming such benefit.

Sale, Exchange, or Other Disposition of Conversion Shares

Subject to the discussions below under the headings “—Backup Withholding and Information Reporting” and “FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, or other disposition of Conversion Shares unless:

(1)                                 the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment in the United States); or

(2)                                 we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

A Non-U.S. Holder described in clause (1) generally will be subject to U.S. federal income tax as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

With respect to clause (2), we do not believe that we ever have been, are currently, or will become in the future, a USRPHC for U.S. federal income tax purposes.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any gain or amounts received attributable to accrued but unpaid interest on a Note pursuant to the exercise of the Purchase Right or the conversion right, distributions on Conversion Shares, or gain from the sale or other disposition of the Conversion Shares are effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder (and, if an applicable income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment or fixed base in the United States), then the Non-U.S. Holder will generally be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. Holder.  If amounts attributable to accrued by unpaid interest received by a Non-U.S. Holder with respect to the exercise of the Purchase Right or the conversion right of the Notes or dividends with respect to the Conversion Shares are effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if an applicable U.S. income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment or fixed base in the United States), the withholding tax (currently at a 30% rate) described above will not apply to such accrued but unpaid interest or dividends, respectively, assuming an appropriate certification is provided.  A Non-U.S. Holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI (or appropriate substitute form) to the applicable withholding agent.  If a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, that portion of such holder’s earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a “branch profits tax,” currently at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

Generally, amounts received pursuant to the exercise of the Purchase Right or the conversion right attributable to accrued but unpaid interest on a Note and dividends on Conversion Shares paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities in a country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder may be subject to backup withholding and certain information reporting with respect to amounts received pursuant to the exercise of the Purchase Right or the conversion right attributable to accrued but unpaid interest on a Note and payments of dividends on Conversion Shares, and (under certain circumstances) the proceeds of a sale or other disposition of the Conversion Shares, unless the Non-U.S. Holder certifies to its foreign status or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person).  Backup withholding is not an additional tax; any amount withheld under the backup withholding rules generally will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (referred to as “FATCA”) generally impose withholding at a rate of 30% on amounts received pursuant to the exercise of the Purchase Right or the conversion right attributable to accrued but unpaid interest on a Note and dividends on Conversion Shares, and the gross proceeds of a sale or taxable disposition (if such sale or taxable disposition occurs after December 31, 2018) of the Conversion Shares, in each case, paid (or deemed paid) to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (2) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements. Under certain circumstances, a beneficial owner of Notes or Conversion Shares might be eligible for refunds or credits of such taxes.

Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on the Conversion Shares and the exercise of the Purchase Right or conversion right..

12.                               Additional Information.  The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Our SEC filings are available on the SEC’s website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Purchase Right.  The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we have filed with the SEC before making a decision in respect of this Notice and the Notes:

•                                          The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018;

•                                          The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed on May 3, 2018; and June 30, 2018, filed on August 2, 2018;

•                                          The Company’s Current Reports on Form 8-K, filed on March 22, 2018, April 2, 2018, April 5, 2018, April 27, 2018, May 4, 2018, June 12, 2018, September 5, 2018, and September 6, 2018;

•                                          The Company’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2018;

•                                          The Indenture, dated as of February 11, 2014, among the Company, NRG Yield Operating LLC, NRG Yield LLC, and Wilmington Trust, National Association, as trustee, relating to the 2019 Notes (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017);

•                                          The Indenture, dated as of June 29, 2015, among the Company, NRG Yield Operating LLC, NRG Yield LLC, and Wilmington Trust, National Association, as trustee, relating to the 2020 Notes (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017);

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

13.                               No Solicitations.  The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Purchase Right.

14.                               Definitions.  All capitalized terms used but not specifically defined in this Notice shall have the meanings given to such terms in the applicable Indenture and the Notes.

15.                               Conflicts.  In the event of any conflict between this Notice on the one hand and the terms of the Indentures or the Notes or any applicable laws on the other hand, the terms of the Indentures or the Notes or applicable laws, as the case may be, will control.

You should review this Notice carefully and consult with your own legal, financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your right to convert the Notes and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, any of its affiliates, officers, directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to purchase their Notes or convert their Notes.

Clearway Energy, Inc.

September 10, 2018

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Company

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Christopher S. Sotos	President, Chief Executive Officer and Director
Jonathan Bram	Chairman of the Board
Bruce MacLennan	Director
E. Stanley O’Neal	Director
Scott Stanley	Director
Nathaniel Anschuetz	Director
John Chlebowski	Director
Brian Ford	Director
Ferrell McClean	Director

Executive Officers

Name	Title
Christopher S. Sotos	President, Chief Executive Officer and Director
Chad Plotkin	Chief Financial Officer
Kevin P. Malcarney	Senior Vice President, General Counsel and Corporate Secretary
Mary-Lee Stillwell	Vice President and Chief Accounting Officer

The business address of each person set forth above is Clearway Energy, Inc., 300 Carnegie Center, Princeton, New Jersey 08540. The telephone number at that address is (609) 608-1525.

Global Infrastructure Investors III, LLC

The following table sets forth the names of each of the members of the management team of Global Infrastructure Investors III, LLC.

Directors

Name	Title
Gregg Myers	Director
Mark Levitt	Director
Matthew Harris	Director

Executive Officers

Name	Title
Adebayo Ogunlesi	Managing Partner
Joseph Blum	Partner
Jonathan Bram	Partner
William Brilliant	Partner
Matthew Harris	Partner
Scott Hatton	Partner
Michael McGhee	Partner
Gary Pritchard	Partner
Rajaram Rao	Partner
Salim Samaha	Partner
Robert Stewart	Partner
William Woodburn	Partner
Robert O’Brien	Chief Risk Officer

The business address of each person set forth above is c/o Global Infrastructure Management, LLC, 1345 Avenue of the Americas, 30th Floor, New York, New York 10105. The telephone number at that address is (212) 315-8100.